Exhibit 97.1

Noble Corporation plc

Clawback Policy

Effective October 2, 2023

1.Purpose
    The Board believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Policy which provides for the recoupment of Recoverable Compensation in the event that the Company is required to prepare a Restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. This Policy is designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed. Capitalized terms not otherwise defined in context will have the meanings set forth in Section 11.
2.Administration and Interpretation of Policy
The Board shall have full authority to administer this Policy; provided that, the Board may delegate any of its powers under this Policy to a committee of the Board subject to the specific delegation requirements set forth in Section 7. Actions of the Board or such committee pursuant to this Policy shall be taken by the vote of a majority of its members. The Board or such committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed. Any determinations made by the Board or such committees, not inconsistent with the terms and conditions of this Policy, shall be final and binding on all affected individuals (including Covered Persons).
3.Recoupment; Restatement; Method of Recoupment
If the Company is required to undertake a Restatement, the Board or such committee shall require reimbursement or forfeiture of all Recoverable Compensation Received, subject to Section 7 herein.
Subject to applicable law, the Board or such committee may seek to recoup such Recoverable Compensation by requiring any Covered Person to repay such amount to the Company; by a set-off of a Covered Person’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board or such committee, in its sole discretion, determines to be appropriate.
4.Limitation on Recovery
    The right to recovery will be limited to only compensation that qualifies as Recoverable Compensation that is within the Applicable Period. In no event shall the Company be required to award Covered Persons any additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
5.No Indemnification
    The Company shall not indemnify any Covered Person against the loss of any incorrectly awarded Incentive-Based Compensation.

6.Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final rules or additional standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.
7.Impracticability
    The Board shall recover any Recoverable Compensation in accordance with this Policy except to the extent that the Compensation Committee of the Board or a majority of the independent directors on the Board determines such recovery would be impracticable because:
    (A) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;
    (B) Recovery would violate home country law where that law was adopted prior to November 28, 2022; or
    (C) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
8.Other Recoupment Rights
    The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment or service agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
9.Successors
    This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.
10.Disclosures
Appropriate disclosures and other filings with respect to this Policy will be made in accordance with Rule 10D-1 of the Exchange Act and the Company’s applicable exchange listing standards.
11.Definitions
For purposes of this Policy, the following terms shall have the following meanings:
Applicable Period. “Applicable Period” means the three complete fiscal years preceding the determination a Restatement is required, as determined by the Board or such committee and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.
Board. “Board” means the Board of Directors of the Company.
Company. “Company” means Noble Corporation plc.
Covered Person. “Covered Person” means any of the Company’s current and former executive officers (as determined by the Board in accordance with Section 10D of the Exchange Act), the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed. Recoverable Compensation received prior to a person becoming Covered Person will not be required to be recouped.

Effective Date. “Effective Date” means the date this Policy is adopted by the Board and shall apply to Incentive-Based Compensation (including Incentive-Based Compensation granted pursuant to arrangements existing prior to this Effective Date).
Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
Financial Reporting Measure. “Financial Reporting Measure” means (a) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in earnings releases or MD&A), and any measure that is derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (b) stock price and total shareholder return. Examples of Financial Reporting Measures include, but are not limited to, measures based on: revenues, net income, operating income, profitability of one or more reportable segments, financial ratios (e.g., accounts receivable turnover and inventory turnover rates), net assets or net asset value per share, earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations, liquidity measures (e.g., working capital, operating cash flow), return measures (e.g., return on invested capital, return on assets) earnings measures (e.g., earnings per share);; any of such Financial Reporting Measures relative to a peer group, where the Company’s Financial Reporting Measure is subject to a Restatement; and tax basis income.
Incentive-Based Compensation. “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, but not limited to: (a) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (b) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (c) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (d) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part on satisfying a Financial Reporting Measure performance goal; and (e) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a Financial Reporting Measure performance goal. Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to, any salaries, bonuses paid solely on satisfying subjective standards (such as demonstrating leadership, and/or completion of a specified employment period), non-equity incentive plan awards earned solely on satisfying strategic or operational measures, equity awards that vest solely on the passage of time, and discretionary bonuses or other compensation that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal.
Policy. “Policy” means this Noble Corporation plc Clawback Policy.
Received. Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Recoverable Compensation. “Recoverable Compensation” means the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.
Restatement. “Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company’s or Covered Person’s misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).
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